Attention All Participants and Beneficiaries of:

Imation Cash Balance Pension Plan

The Pension Benefit Guaranty Corporation (PBGC), the federal government’s insurance program for pension benefits, is taking steps to assume responsibility for your pension plan. This means PBGC will become your plan’s trustee. PBGC will pay you the benefits you earned, up to limits set by law.

PBGC is taking this action because your plan meets the criteria for termination under federal pension law. In general, this means that the plan doesn’t have enough money to pay all the promised benefits and your employer is financially unable to keep up the plan. The plan will terminate as of April 30, 2019. As of that date, you will not earn any further benefits from the plan.

When PBGC becomes trustee of your plan, we will notify you by letter. If you are retired, we will continue to pay your benefit without interruption. If you are not yet retired, we will pay your guaranteed benefit when you become eligible. Until PBGC becomes trustee, Glassbridge Enterprises, Inc. remains responsible for paying plan benefits.

PBGC currently pays benefits to more than 800,000 individuals in nearly 5,000 pension plans it has assumed. PBGC pays guaranteed benefits up to the maximum amount allowed by law. The maximum annual guarantee in your plan is $67,295.00 for a 65-year-old. Maximum guarantees are lower for those who retire at younger ages or elect survivor benefits. Benefit increases made within five years of the plan’s termination are not fully guaranteed.

For more information, please visit our website, www.pbgc.gov.